Exhibit 5.2

[LETTERHEAD OF RUDEN, MCCLOSKY, SMITH, SCHUSTER & RUSSEL, P.A.]

January 16, 2007

MxEnergy Holdings Inc.

595 Summer Street, Suite 300

Stamford, CT  06901

Re:                             Registration Statement on Form S-4 Relating to $190,000,000 Aggregate Principal Amount of Floating Rate Senior Notes Due 2011, Series B

Ladies and Gentlemen:

We have acted as special counsel to Total Gas & Electricity (PA), Inc., a Florida corporation (the “Covered Guarantor”), in connection with the guarantee (individually as to the Covered Guarantor, the “Covered Guarantee” and collectively as to all Guarantors (as defined below), the “Guarantees”) by the Covered Guarantor and the entities set forth on Schedule A hereto (collectively, the “Guarantors”) of the obligations of MxEnergy Holdings Inc., a Delaware corporation (“MxEnergy”), under its Floating Rate Senior Notes due 2011, Series B in an aggregate principal amount of up to $190,000,000 (collectively, the “New Notes”), which  New Notes and Guarantees are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Form S-4 registration statement filed by MxEnergy and certain additional registrants named therein with the Securities and Exchange Commission (the “Commission”) on November 3, 2006 (File No. 333-138425), as amended from time to time (the “Registration Statement”).

The New Notes and the Guarantees will be issued pursuant to that certain indenture, dated as of August 4, 2006 (the “Indenture”), among MxEnergy, the Guarantors, Law Debenture Trust Company of New York, as trustee (“Trustee”), and Deutsche Bank Trust Company Americas, as paying agent and registrar (“Registrar”).  The New Notes and the Guarantees will be offered in exchange for any and all outstanding Floating Rate Senior Notes due 2011, Series A (the “Initial Notes”) in like principal amount which have not been registered under the Securities Act on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.  The Indenture, the New Notes and the Guarantees are hereinafter collectively called the “Operative Documents.”  All capitalized terms used in this opinion letter but which are not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In our capacity as special counsel to the Covered Guarantor, in connection with the opinions expressed below, we have reviewed and, with your permission, relied upon, a copy of a unanimous written consent of the boards of directors of the Guarantors, including the Covered Guarantor, which authorizes (i) the execution and delivery of the Indenture, pursuant to which the New Notes and the Guarantees,  will be issued, (ii) the performance by the Guarantors, including the Covered Guarantor, of their agreements and obligations under the Indenture, and (iii) the consummation of the transactions contemplated by the Indenture, including the registration of the New Notes and Guarantees under the Securities Act, and have reviewed a signed copy of the Indenture bearing the signature of Carole R. Artman-Hodge on behalf of MxEnergy and on behalf of each of the Guarantors, including the Covered Guarantor, which includes forms of the New Notes and the Guarantees.

In addition, rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Corporate Documents”):

(i)                                                     a copy of the Covered Guarantor’s Articles of Incorporation, certified by the Secretary of State of the State of Florida on January 12, 2007;

(ii)                                                  copy of the amended and restated by-laws of the Covered Guarantor, certified by its authorized officer; and

(iii)                                               a certificate of the Secretary of State of the State of Florida, dated January 16, 2007, certifying the good standing of the Covered Guarantor in the State of Florida.

                With respect to all factual matters, we have relied solely upon, and assumed the accuracy, completeness and genuineness of, the representations, warranties and certifications contained in and made pursuant to the Operative Documents and the Corporate Documents and a certificate of an officer of the Covered Guarantor.

                This opinion has been prepared, and is to be construed, in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, and updated September 18, 1998, issued by the Business Law Section of The Florida Bar (the “Report”), which is incorporated herein by this reference.

                For purposes of the opinions expressed herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

We have also assumed (i) the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto, (ii) that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, other than the Covered Guarantor, (iii) that each such document constitutes the valid and legally binding obligation of each such party, enforceable against each such party in accordance with its respective terms, and (iv) that all necessary consents, approvals, authorizations, registrations, declarations and filings, governmental or otherwise, and all other conditions precedent with respect to the legal and valid execution and delivery of, and performance under, the documents that we have examined by each party thereto, other than those that may be required in the case of the Covered Guarantor under the laws of the State of Florida and relating to the Indenture, the Guarantees and the New Notes, have been made or satisfied, or have occurred and are in full force and effect.

Our only representation of the Covered Guarantor, MxEnergy or any other party to the Indenture relates to representation of the Covered Guarantor in rendering our opinions.  Moreover, we have not reviewed any agreements to which the Covered Guarantor may be a party or by which it may be bound, other than the Operative Documents, or any laws of the State of Florida that may be applicable to the Covered Guarantor, or its assets, other than laws of the State of Florida of general applicability.  The scope of our involvement in the transactions contemplated by the Operative Documents is limited, and we understand that other legal counsel have advised the Guarantors, including the Covered Guarantor, and MxEnergy and each of the other parties to the Indenture with respect to certain of the matters as to which we have either made assumptions or excluded from our opinions.

For purposes of this opinion letter, the phrase “to our knowledge” and phrases of similar import mean the actual knowledge of those attorneys in this firm who have given substantive attention to the transactions that are the subject of this opinion letter.

For purposes of this opinion letter, our “reliance” on a writing means that our opinions as set forth herein are conditioned upon the accuracy and validity of that writing.  To the extent that any of our opinions expressed herein may be based upon an assumption made by us, such opinion is conditioned upon and subject to the assumption being true in fact.

In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

(i)                                     Except for the Operative Documents, there are no other documents or agreements that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinion rendered herein;

(ii)                                  the provisions of the certificate of incorporation and by-laws of MxEnergy, and the General Corporation Laws of the State of Delaware authorize MxEnergy to take any action necessary, including in its capacity as the sole shareholder of the Covered Guarantor, to enter into the Operative Documents and perform the actions required thereunder and MxEnergy has taken all such necessary actions; and

(iii)                               as required under Section 10.7 of the Indenture, the Covered Guarantee will be signed and attested prior to the authentication of the New Note on which it is endorsed, and the Trustee will deliver such New Note.

We are members of the Bar of the State of Florida, and this opinion relates only to the laws of the State of Florida.  We are not opining on the laws of any other jurisdiction or any federal law, including any federal securities law, or any Florida or other state securities law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications and limitations contained herein and in the Report, we are of the opinion that:

(a)           The Covered Guarantor is a corporation validly existing and in good standing under the laws of the State of Florida, the jurisdiction of its incorporation, and has all requisite corporate power and authority to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the Covered Guarantee.

(b)           The Covered Guarantor has duly authorized the execution, delivery and performance of the Indenture and the Covered Guarantee.

(c)           The execution and delivery by the Covered Guarantor of the Indenture and the Covered Guarantee and the performance of the Covered Guarantor’s obligations thereunder have been duly and validly authorized by all necessary corporate action and will not (i) require any additional consent or approval of its directors or shareholder, (ii) violate any provision of any law, rule or regulation of the State of Florida of general applicability or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award, presently in effect having applicability to the Covered Guarantor which violation would impair its ability to perform its obligations under the Indenture and the Covered Guarantee, or (iii) violate its articles of incorporation or by-laws.

To the extent that our opinions and other matters set forth herein are based on our knowledge, we hereby advise you that, in the course of our representation of the Covered Guarantor in matters with respect to which we have been engaged by the Covered Guarantor as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports and information on which we have relied are not accurate and complete.  Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

We express no opinion as to any matter other than as expressly set forth above, and no opinion is implied hereby or may be inferred here from, and specifically we express no opinion as to (a) the financial ability of the Covered Guarantor to meet its obligations under the Indenture, the Covered Guarantee or any other document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by or on behalf of the Covered Guarantor in connection with the Indenture, the Covered Guarantee, the Registration Statement or any other document related thereto, (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by the Covered Guarantor in the Indenture, the Covered Guarantee, the Registration Statement or any other document, (d) the issuance of the guarantees of the Guarantors, including the Covered Guarantor with respect to the Initial Notes, (e) the status of the Covered Guarantor  or any other subsidiary of MxEnergy as a restricted subsidiary under the Indenture or (f) any agreement or transaction described in or contemplated by the Indenture or the Registration Statement, other than as expressly stated herein and specifically excluding, without limitation, the Purchase Agreement, the Registration Rights Agreement and the Rule 144A offering.

                We hereby consent to the reference in the Registration Statement to us under the caption “Legal Matters” in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                This opinion letter has been prepared and furnished to you solely for your benefit in connection with the Registration Statement and may not be used, quoted, relied upon, summarized or otherwise referred to, in whole or in part,  by any other person or entity or for any other purpose without our prior written consent.  Notwithstanding the foregoing, we agree that the law firm of Paul, Hastings, Janofsky & Walker, LLP may rely, with our permission, on the matters set forth in this opinion for purposes of rendering its opinion in connection with the Registration Statement.  This opinion letter is issued as of the date hereof and we undertake no obligation to advise you or any other person or entity of any changes in the matters set forth in this opinion letter after the date hereof.

Very truly yours,

SCHEDULE A

GUARANTORS/ADDITIONAL REGISTRANTS

NAME	STATE OF INCORPORATION

MxEnergy Capital Holdings Corp	Delaware

MxEnergy Capital Corp	Delaware

MxEnergy Gas Capital Holdings Corp	Delaware

MxEnergy Electric Capital Holdings Corp.	Delaware

MxEnergy Gas Capital Corp.	Delaware

MxEnergy Electric Capital Corp.	Delaware

MxEnergy Inc.	Delaware

MxEnergy Electric Inc.	Delaware

Total Gas & Electricity (PA), Inc.	Florida

Online Choice Inc.	Delaware

MxEnergy Services Inc.	Delaware

Infometer.com Inc.	Delaware